Exhibit 4.1

MAGNA INTERNATIONAL INC.

AMENDED AND RESTATED 2009 STOCK OPTION PLAN

August 8, 2013

Approved by the Board of Directors:  August 8, 2013

ARTICLE 1
PURPOSE

1.1	Purposes of this Plan

The purposes of this Plan are to:

(a)	advance the interests of the Corporation by assisting it in attracting, retaining, motivating and rewarding key employees, officers and certain other eligible Participants of the Corporation and its Subsidiaries;

(b)	motivate Participants to act in the long-term best interests of the Corporation; and

(c)	align the interests of Participants with those of the Corporation’s shareholders.

ARTICLE 2
INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the following meanings, respectively:

“Blackout Period” means a period established by the Corporation from time to time in its own discretion during which officers, directors and/or applicable employees the Corporation and its Subsidiaries are prohibited from trading in Shares.

“Board” means the board of directors of the Corporation.

“Change in Control” means the occurrence of any of the following events:

(a)	the completion of a transaction pursuant to which any Person hereafter acquires direct or indirect beneficial ownership of all of the Shares, including in connection with any acquisition, merger, consolidation, arrangement or similar transaction;

(b)	the completion, directly or indirectly, in a single transaction or a series of related transactions, of the sale of all or substantially all of the Corporation’s assets to a Person other than a Person that was, prior to such sale, a Related Entity of the Corporation;

(c)	the dissolution or liquidation of the Corporation, except in connection with the distribution of assets of the Corporation to one or more Persons that were Related Entities of the Corporation prior to such event; or

(d)	any other event which, in the opinion of the Plan Administrator, reasonably constitutes a change in control of the Corporation.

“Change in Status” means the change in an Optionee’s relationship with the Corporation or a Subsidiary from that of an Employee Participant to a Consultant Participant, or vice versa.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Corporate Governance, Compensation and Nominating Committee of the Board, including any successor thereto.

“Consultant Participant” means an individual, other than an employee of the Corporation or a Subsidiary, who:

(a)	is engaged to provide services to the Corporation or a Subsidiary, other than services provided in relation to a distribution of securities of the Corporation or a Subsidiary;

(b)	provides the services under a written contract with the Corporation or a Subsidiary, either directly or indirectly through: (i) a corporation of which the individual is an employee or shareholder, or (ii) a partnership of which the individual is an employee or partner; and

(c)	spends or will spend a significant amount of time and attention on the business and affairs of the Corporation or a Subsidiary,

and includes where applicable, a Consultant Participant’s Permitted Assigns.

“Corporation” means Magna International Inc.

“Disabled” or “Disability” means the permanent and total incapacity of an Optionee as determined in accordance with procedures established by the Plan Administrator for purposes of this Plan.

“Employee Participant” means a current full-time, part-time or contract employee (other than a Consultant Participant) of the Corporation or a Subsidiary and includes, where applicable, an Employee Participant’s Permitted Assigns.

“Exercise Notice” means a notice in writing, in the form set out in Schedule B, signed by an Optionee and stating the Optionee’s intention to exercise a particular Option.

“Exercise Period” means the period of time (commencing on the Grant Date) during which an Option granted under this Plan may be exercised in accordance with this Plan.

“Exercise Price” means the price at which an Option Share may be purchased pursuant to the exercise of an Option.

“Fair Market Value” of a Share as of any date means the closing price of a Share on the immediately preceding trading day on the:

(a)	TSX, in relation to Options denominated in Canadian dollars; and

(b)	NYSE, in relation to Options denominated in U.S. dollars.

“Grant Date” means the effective date of grant specified by the Plan Administrator at the time it grants an Option; provided, however, that:  (a) such date shall not be prior to the date the Plan Administrator acts to grant the Option; and (b) if the Plan Administrator does not specify a date of grant, such date shall be the date on which the Plan Administrator acts to grant an Option.

“Insider” means an “insider” as defined in the TSX Company Manual.

“ISOs” has the meaning set forth in Section 4.11 of this Plan.

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators.

“NYSE” means The New York Stock Exchange.

“OBCA” means the Business Corporations Act (Ontario) and the regulations promulgated thereunder.

“Option” means a right to purchase Shares under this Plan which is non-assignable and non-transferable unless otherwise approved by the Plan Administrator.

“Optionee” means a Participant who has been granted one or more Options.

“Option Agreement” means a written document signed by the Corporation in the form attached as Schedule A, subject to any amendments or additions thereto as may, in the discretion of the Plan Administrator, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan.

“Option Shares” means Shares that shall be issued by the Corporation upon the exercise of outstanding Options.

“Participants” means Employee Participants and Consultant Participants, and “Participant” means any one Employee Participant or Consultant Participant.

“Permitted Assign” has the meaning ascribed to the term “permitted assign” in NI 45‑106.

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

“Plan” means this Magna International Inc. Amended and Restated 2009 Stock Option Plan, as further amended from time to time in accordance with the provisions hereof.

“Plan Administrator” means the Board, except to the extent the Board has delegated administration of this Plan to the Committee in the Committee’s Charter, by resolution or otherwise.

“Prior Plan” means the Corporation’s Amended and Restated Incentive Stock Option Plan, approved by shareholders in 1987, as subsequently amended and restated.

“Related Entity” has the meaning ascribed to the term “related entity” in NI 45-106.

“Retirement” means, in the context of an Employee Participant, retirement from active employment with the Corporation or a Subsidiary at or after age 60 or, for purposes of this Plan, with the consent of an officer of the Corporation as may be designated by the Plan Administrator, at or after such earlier age and upon the completion of such years of service as the Plan Administrator may specify.

“Security Based Compensation Arrangement” has the meaning ascribed to such term in the TSX Company Manual.

“Shares” means the Common Shares in the capital of the Corporation.

“Subsidiary” has the same meaning ascribed thereto in the OBCA.

“Termination Date” means:

(a)	in the case of an Optionee whose employment with the Corporation or a Subsidiary terminates in the circumstances set out in Section 4.7(a) or Section 4.7(b), the date designated by the Corporation or a Subsidiary, as applicable, as the last day of such Optionee’s employment with the Corporation or the Subsidiary, as applicable; provided that, in the case of termination of employment by voluntary resignation by the Optionee, such date shall not be earlier than the date that notice of resignation was given, and “Termination Date” specifically does not mean the expiry date of any period of notice of termination (or payment in lieu of such notice) that the Corporation or the Subsidiary, as applicable, may be required at law to provide to the Optionee;

(b)	in the case of an Optionee whose consulting relationship with the Corporation or a Subsidiary, as applicable, terminates in the circumstances set out in Section 4.7(c) or Section 4.7(d), the date designated by the Corporation or the Subsidiary, as applicable, as the date on which such Optionee’s consulting relationship is terminated; provided that, in the case of voluntary termination of the consulting relationship by the Optionee, such date shall not be earlier than the date that notice of voluntary termination was given, and “Termination Date” specifically does not mean the expiry date of any period of notice of termination (or payment in lieu of such notice) that the Corporation or the Subsidiary, as applicable, may be required to provide to the Optionee under the terms of the consulting agreement;

(c)	in the case of an Optionee who experiences a Change in Status during the Exercise Period, the termination date determined in accordance with the immediately preceding paragraphs (a) or (b) above, as applicable, at the time his or her last such employment or consulting relationship with the Corporation or a Subsidiary, as applicable, terminates and is not replaced; and

(d)	in the case of an Optionee whose employment or consulting relationship with the Corporation or a Subsidiary, as applicable, terminates in the circumstances set out in Section 4.7(e), the closing date of such sale of a business, business unit or Subsidiary.

“TSX” means the Toronto Stock Exchange.

“TSX Company Manual” means the Toronto Stock Exchange Company Manual.

2.2	Interpretation

(a)	This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(b)	Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Plan.

(c)	Where the word “including” or “includes” is used in this Plan, it means “including (or includes) without limitation”.

(d)	Whenever the Plan Administrator is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(e)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(f)	Words importing the singular include the plural and vice versa, and words importing any gender include any other gender.

(g)	A reference in this Plan to a statute, rule or regulation refers to that statute, rule or regulation as it existed as of the date this Plan was approved or last amended by the Board.

(h)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(i)	Any reference herein to a number of Shares reflects the stock split effected by the Corporation by way of stock dividend on November 24, 2010.

ARTICLE 3
PLAN ADMINISTRATION

3.1	Plan Administration

This Plan shall be administered by the Plan Administrator and, subject to the provisions of this Plan, the Plan Administrator has sole and complete authority and discretion to:

(a)	determine the Participants to whom Options may be granted;

(b)	grant Options in such amounts and on such terms and conditions as it determines, including:

(i)	the time or times at which Options may be granted;

(ii)	subject to Section 4.2, the Exercise Price thereof;

(iii)	the time or times when each Option becomes exercisable and, subject to Section 4.3, the duration of the Exercise Period;

(iv)	whether restrictions or limitations are to be imposed on the Option Shares and the nature of such restrictions or limitations, if any;

(v)	any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Plan Administrator may determine and applicable law may permit; and

(vi)	to cancel, amend, adjust or otherwise change any Option under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(c)	interpret this Plan and adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation of Plan Administration

(a)	The Plan Administrator shall administer this Plan pursuant to the terms hereof. To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Plan Administrator pursuant to Section 3.1. In the event of such a delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final, conclusive and binding.

(b)	The day-to-day administration of this Plan may be delegated to such officers and employees of the Corporation as the Plan Administrator determines.

3.3	Eligibility

All Participants are eligible to participate in this Plan, subject to Subsections 4.6(d) and 4.7(f).  Eligibility to participate does not confer upon any Participant any right to be granted Options pursuant to this Plan.  The extent to which any Participant is entitled to be granted Options pursuant to this Plan shall be determined in the discretion of the Plan Administrator, provided, however, that the number of Shares:

(a)	issued to Insiders of the Corporation, within any one-year period; and

(b)	issuable to Insiders of the Corporation, at any time,

under this Plan, or when combined with all of the Corporation’s other Security-Based Compensation Arrangements, shall not exceed 10% of the total issued and outstanding Shares, respectively.

3.4	Total Shares Subject to Options

(a)	The aggregate number of Shares that may be issued pursuant to the exercise of Options shall not exceed sixteen million (16,000,000). No Option may be granted if such grant would have the effect of causing the total number of Shares issuable upon the exercise of Options to exceed the above-noted total number of Shares reserved for issuance pursuant to this Plan.

(b)	To the extent any Options terminate for any reason prior to exercise in full or are surrendered or cancelled (in accordance with the terms of this Plan and/or an Option Agreement), the Shares subject to such Options shall be added back to the number of Shares reserved for issuance under this Plan and such Shares shall again become available for grant under this Plan.

3.5	Option Agreements

All grants of Options under this Plan shall be evidenced by Option Agreements.  Such Option Agreements shall be subject to the applicable provisions of this Plan and shall contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct.

3.6	Non-transferability

Subject to Section 4.6 and the rules and policies of the TSX and NYSE (if applicable), as well as applicable law, Options granted under this Plan may only be exercised during the lifetime of the Participant and must be exercised personally.  Except to the extent permitted by the Plan Administrator, no assignment or transfer of Options to any Person other than a Permitted Assign, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee, and immediately upon any assignment or transfer, or any attempt to make the same, such Options shall terminate and be of no further force or effect.  If Options have been granted or transferred to a corporation pursuant to this Section 3.6 when such transfer is permitted by such applicable rules, policies and law, such Options shall terminate and be of no further force or effect if at any time the Optionee should cease to beneficially own, directly or indirectly, a majority of the issued and outstanding shares of such corporation.

ARTICLE 4
GRANT OF OPTIONS

4.1	Grant of Options

(a)	The Plan Administrator may grant Options to any Participant from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe.

(b)	Notwithstanding Subsection 4.1(a), the Grant Date shall not fall during a Blackout Period.

4.2	Exercise Price

The Exercise Price per Option Share purchasable pursuant to an Option shall be:

(a)	no less than the Fair Market Value of a Share on the Grant Date, in the case of:

(i)	Options which are not granted as ISOs; and

(ii)	Options granted as ISOs, other than as contemplated by Subsection 4.11(d); and

(b)	110% of the Fair Market Value of a Share on the Grant Date, in the case of Options granted as ISOs as contemplated by Subsection 4.11(d).

4.3	Term of Options

Subject to any accelerated termination as set forth in this Plan and unless otherwise specified by the Plan Administrator, each Option expires on the seventh (7th) anniversary of the Grant Date.  Notwithstanding the foregoing sentence, if an Option is due to expire on a date that falls within, or within two business days after the end of, a Blackout Period to which an Optionee is subject, the expiration date of such Option shall be the tenth (10th) business day following the expiration of the Blackout Period.

4.4	Exercise Period

(a)	Unless otherwise specified by the Plan Administrator at the time of granting an Option and except as otherwise provided in this Plan, each Option granted pursuant to Subsection 4.1(a) shall vest and be exercisable in instalments as follows:

Proportion of Option Shares that may be Purchased	Exercise Period
1/3	On the first anniversary of the Grant Date
1/3	On the second anniversary of the Grant Date
1/3	On the third anniversary of the Grant Date

(b)	Except as may otherwise be provided in the Option Agreement and subject to Section 4.9, once an instalment becomes exercisable, it shall remain exercisable until expiration or termination of the Option. Each Option or instalment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable.

(c)	Subject to the provisions of this Plan and any Option Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Corporation.

4.5	Payment of Exercise Price

(a)	The Exercise Notice must be accompanied by payment in full of the aggregate Exercise Price for the Option Shares to be purchased, together with all applicable withholding or other taxes required to be collected and remitted by the Corporation or a Subsidiary, as applicable, to the applicable taxing authority.

(b)	No Option Shares shall be issued or transferred until the full Exercise Price and applicable taxes have been received by the Corporation. As soon as practicable after receipt of any Exercise Notice and full payment, the Corporation shall deliver to the

Optionee a certificate or certificates representing the Option Shares or otherwise satisfy delivery of the Option Shares by electronic means.

4.6	Accelerated Termination of Options – Death, Disability or Retirement

(a)	Death of Optionee: Upon the death of an Optionee, any Options of such Optionee (whether or not vested and exercisable) may be exercised (including by his or her legal representative) until the earlier of:

(i)	the date which is one (1) year from the Optionee’s date of death; and

(ii)	the date on which the Exercise Period otherwise would have expired but for acceleration pursuant to this Section 4.6.

(b)	Disability or Retirement of Employee: Where an Optionee’s employment with the Corporation or Subsidiary, as applicable, terminates by reason of Disability or Retirement, any Options of such Optionee (whether or not vested and exercisable) may be exercised (including by his or her legal representative) until the earlier of:

(i)	the date which is three (3) years from the date of the Optionee’s Disability or Retirement; and

(ii)	the date on which the Exercise Period otherwise would have expired but for acceleration pursuant to this Section 4.6.

(c)	Disability or Completion of Service of Consultant: Where an Optionee’s consulting relationship with the Corporation or a Subsidiary, as applicable, terminates by reason of Disability or completion of service under any applicable consulting agreement, any Options of the Optionee (whether or not vested and exercisable) may be exercised (including by his or her legal representative) until the earlier of:

(i)	the date which is one (1) year from the Optionee’s date of Disability or completion of service; and

(ii)	the date on which the Exercise Period otherwise would have expired but for acceleration pursuant to this Section 4.6.

(d)	An Optionee’s eligibility to receive further grants of Options under this Plan ceases as of the date of the Optionee’s death, Disability or Retirement.

4.7	Accelerated Termination of Options – Other Termination of Employment or Services

(a)	Termination of Employment Without Cause or Voluntary Resignation by Employee: Where an Optionee’s employment with the Corporation or Subsidiary, as applicable, terminates by reason of:

(i)	termination without cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice); or

(ii)	voluntary resignation by Optionee,

then any vested Options held by such Optionee which are exercisable at the Termination Date continue to be exercisable until the earlier of:

(A)	the date that is three (3) months after the Termination Date; and

(B)	the date on which the Exercise Period of the particular Option expires,

unless otherwise determined by the Plan Administrator, in its discretion.  Any Options held by such Optionee which are not exercisable at the Termination Date immediately expire and shall be cancelled on the Termination Date.

(b)	Termination of Employment With Cause: Where an Employee Participant’s employment is terminated for cause by the Corporation or Subsidiary, as applicable, then all Options held by such Employee Participant, whether or not vested and exercisable at the Termination Date, immediately expire and shall be cancelled on the Termination Date, unless otherwise determined by the Plan Administrator, in its discretion.

(c)	Termination of Consulting Relationship Without Breach or Termination by Consultant: Where a Consultant Participant’s consulting relationship is:

(i)	terminated by the Corporation or a Subsidiary, as applicable, for any reason whatsoever other than for breach (whether or not such termination is effected in compliance with any termination provisions contained in the relevant consulting agreement); or

(ii)	voluntarily terminated by the Consultant Participant pursuant to the terms of the consulting agreement,

then any vested Options held by such Consultant Participant which are exercisable at the Termination Date shall continue to be exercisable by such Consultant Participant until the earlier of:

(A)	the date that is three (3) months from the Termination Date of such Consultant Participant; and

(B)	the date on which the Exercise Period of the particular Option expires,

unless otherwise determined by the Plan Administrator.  Any Options held by such Consultant Participant which are not exercisable at the Termination Date immediately expire and are cancelled on such date.

(d)	Termination of Consulting Relationship Due to Breach: Where a Consultant Participant’s consulting relationship is terminated by the Corporation or Subsidiary, as applicable, for breach of the consulting agreement (whether or not such termination is effected in compliance with any termination provisions contained in the relevant consulting agreement), then any Options held by such Consultant Participant, whether or not such Options are exercisable at the Termination Date, immediately expire and are cancelled on the Termination Date, unless otherwise determined by the Plan Administrator, in its discretion.

(e)	Termination on Disposition of Business, Business Unit or Subsidiary: Where the Corporation sells or otherwise disposes of a business, business unit or Subsidiary, the vested Options which are exercisable at the Termination Date by an Optionee whose employment or consulting relationship continues with such business, business unit or former Subsidiary immediately following completion of such sale or disposition, continue to be exercisable until the earlier of:

(i)	the date which is one (1) year after the Termination Date; and

(ii)	the date on which the Exercise Period otherwise would have expired but for acceleration pursuant to this Section 4.7.

(f)	Cessation of Eligibility: A Participant’s eligibility to receive grants of Options under this Plan ceases as of the date that the Corporation or Subsidiary, as applicable, provides the Participant with written notification that his or her employment or consulting relationship, as applicable, is terminated, notwithstanding that such date may be prior to the Termination Date.

(g)	Change in Status Alone Does Not Trigger Acceleration of Termination: The occurrence of a Change in Status alone does not trigger the accelerated termination of the Exercise Period of any Options. Where the employment or consulting relationship of an Optionee is terminated following a Change in Status, the applicable accelerated termination provision of Section 4.6 or 4.7 will be applied with reference to the type of relationship the Optionee had with the Corporation or a Subsidiary, as applicable, on the Termination Date.

4.8	Discretion to Permit Exercise

Notwithstanding the provisions of Sections 4.6 and 4.7, the Plan Administrator may, in its discretion, at any time prior to or following the events contemplated in such sections, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Plan Administrator, provided that the Plan Administrator shall not, in any case, authorize the exercise of an Option beyond the expiration of the Exercise Period (as determined by excluding the impact of Sections 4.6 and 4.7) of the particular Option.

4.9	Change in Control

(a)	Notwithstanding anything else in this Plan or any Option Agreement, the Plan Administrator may, without the consent of any Optionee, take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding Options into or for options, rights or other securities of substantially equivalent value (or greater value), as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control.

(b)	Upon the Corporation entering into an agreement relating to, or otherwise becoming aware of, a transaction which, if completed, would result in a Change in Control, the Corporation shall give written notice of the proposed transaction to all Optionees, together with a description of the effect of such Change in Control on outstanding Options, not less than 10 business days prior to the closing of the transaction resulting in the Change in Control.

(c)	Upon the Corporation entering into an agreement relating to, or otherwise becoming aware of, a transaction which, if completed, would result in a Change in Control, the Plan Administrator may accelerate the vesting of any or all outstanding Options to provide that, notwithstanding Section 4.4 or any Option Agreement, such outstanding Options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the transaction resulting in the Change in Control: (i) subject to such specific terms and conditions as may be specified by the Plan Administrator; and (ii) provided that the Plan Administrator shall not authorize the exercise of Options beyond the Expiry Date of the Options. In the event the Plan Administrator elects to accelerate the vesting of outstanding Options, then any Options remaining unexercised at the close of business on the business day immediately preceding the closing date of the Change in Control transaction shall terminate and expire upon the completion of the Change in Control transaction. If, for any reason, the Change in Control transaction is not completed, the acceleration of the vesting and conditional exercise of the Options shall be retracted and vesting shall instead revert to that in effect immediately prior to the application of this paragraph by the Plan Administrator.

4.10	Conditions of Exercise

Each Optionee shall, when requested by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options which the Corporation deems necessary or desirable.

4.11	Incentive Stock Options

The following provisions shall apply, in addition to the other provisions of this Plan which are not inconsistent therewith, to Options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code:

(a)	Options may be granted as ISOs only to individuals who are employees of the Corporation or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424 of the Code (collectively, “Related Corporations”) and Options shall not be granted as ISOs to independent contractors;

(b)	for purposes of Section 4.6 of the Plan, “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code;

(c)	if an Optionee ceases to be employed by the Corporation and/or all Related Corporations other than by reason of death or Disability, Options shall be eligible for treatment as ISOs only if exercised no later than three months following such termination of employment;

(d)	the Exercise Price in respect of Options granted as ISOs to employees who own more than 10% of the combined voting power of all classes of stock of the Corporation or a Related Corporation (a “10% Stockholder”) shall be not less than 110% of the Fair Market Value per Share on the Grant Date and the term of any ISO granted to a 10% Stockholder shall not exceed five years measured from the Grant Date;

(e)	Options held by an Optionee shall be eligible for treatment as ISOs only if the fair market value (determined as at the Grant Date) of the Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under Section 422 of the Code held by such individual and granted under the Plan or any other plan of a Related Corporation and which are exercisable for the first time by such individual during any one calendar year does not exceed U.S.$100,000; and

(f)	by accepting an Option granted as an ISO under the Plan, each Optionee agrees to notify the Corporation in writing immediately after such Optionee makes a “Disqualifying Disposition” of any stock acquired pursuant to the exercise of such ISO; for this purpose, a Disqualifying Disposition is any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised.

ARTICLE 5
SHARE CAPITAL ADJUSTMENTS

5.1	General

The existence of any Options does not affect in any way the right or power of the Corporation or its shareholders to:

(a)	make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation;

(b)	create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto;

(c)	effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business; or

(d)	effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Option granted hereunder.

5.2	Reorganization and Other Events Affecting the Corporation’s Capital

Should the Corporation effect a redivision, subdivision, consolidation, recapitalization or any similar transaction to any of the foregoing, or payment of a special dividend or stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation, and in the event of an amalgamation, arrangement, consolidation, combination, merger or other reorganization involving the Corporation by exchange of Shares, by sale or lease of assets, spin-off or otherwise (other than a Change in Control), that, in the opinion of the Plan Administrator, would warrant the amendment or replacement of any existing Options in order to:

(a)	adjust the number of Shares that may be acquired on the exercise of any outstanding Options;

(b)	modify the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees;

(c)	provide that the Options shall be exercisable for shares of an entity other than the Corporation; and/or

(d)	make any other change in order to preserve proportionately the rights and obligations of the Optionees,

the Plan Administrator shall authorize such steps to be taken as may be equitable and appropriate to that end.

5.3	Immediate Exercise of Options

Where the Plan Administrator determines that the steps described in Section 5.2 would not preserve proportionately the rights and obligations of the Optionees in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may permit the immediate exercise of any outstanding Options that are not otherwise exercisable.

5.4	Issue by Corporation of Additional Shares

Except as expressly provided in this Article 5, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to:

(a)	the number of Shares that may be acquired on the exercise of any outstanding Options; or

(b)	the Exercise Price of any outstanding Options.

5.5	Fractions

No fractional Shares shall be issued on the exercise of an Option.  Accordingly, if as a result of any adjustment under Section 5.2 an Optionee would become entitled to a fractional Share, the Optionee has the right to acquire only the adjusted number of full Shares and no payment or other adjustment shall be made with respect to the fractional Shares so disregarded.

5.6	Conditions of Exercise

The Plan and each Option are subject to the requirement that, if at any time the Plan Administrator determines that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, securities exchange or of the holders of the Shares generally, is necessary or desirable as a condition of or in connection with the granting of such Option or the issue or purchase of Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Plan Administrator.  The Optionees shall, to the extent applicable, cooperate with the Corporation in relation to such listing, registration, qualification, consent or other approval and shall have no claim or cause of action against the Corporation or any of its officers or directors as a result of any failure by the Corporation to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 6
MISCELLANEOUS PROVISIONS

6.1	Legal Requirement

The Corporation is not obligated to grant any Options, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, such action would constitute a violation by an Optionee or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or if such action would give rise to any obligation on the part of the Corporation to register as a dealer or to file a prospectus under applicable securities laws (unless the Corporation chooses to comply with such obligation).

6.2	Rights of Participant/Optionee

No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan).  No Optionee has any rights as a shareholder of the Corporation in respect of Shares issuable on the exercise of rights to acquire Shares under any Option until the issuance to the Optionee of such Shares.

6.3	Termination

(a)	The Plan shall terminate and, for greater certainty, all unexercised Options shall expire following the completion of a Change in Control, provided that the Plan Administrator accelerates the vesting of Options pursuant to Section 4.9.

(b)	The Plan Administrator may terminate this Plan at any time without shareholder approval. The termination of this Plan shall have no effect on outstanding Options, which shall continue in effect in accordance with their terms and conditions and the terms and conditions of this Plan.

6.4	Participation in this Plan

The participation of any Participant in this Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in this Plan.  In particular, participation in this Plan does not constitute a condition of employment or service nor a commitment on the part of the Corporation or any Subsidiary to ensure the continued employment or service of such Participant.  The Plan does not provide any guarantee against any loss that may result from fluctuations in the market value of the Shares.  The Corporation does not assume responsibility for the personal income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

6.5	Personal Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer to the Plan.  Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to third parties in connection with the administration of the Plan.  Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

6.6	Amendments

The Board may amend, suspend or discontinue the Plan at any time without shareholder approval, provided, however, that no such amendment, suspension or discontinuance may, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan and shareholder approval shall be required for the following amendments to the Plan or any Option:

(a)	any increase in the number of Shares reserved for issuance under the Plan, except as a result of an event specified in Section 5.2 of this Plan;

(b)	a reduction in the Exercise Price of an Option held by an Insider (for this purpose, a cancellation or termination of an Option of a Participant prior to its expiry for the purpose of reissuing Options to the same Participant with a lower Exercise Price within such time period as may be specified by the TSX from time to time, shall be treated as an amendment to reduce the Exercise Price of an Option) except for the purpose of maintaining Option value in connection with an event specified in Section 5.2 of this Plan;

(c)	an extension of the term of an Option held by an Insider beyond ten years from the date the Option was granted (other than an extension to 10 business days after the end of a Blackout Period if the Expiry Date would otherwise fall within, or within two days after the end of a Blackout Period);

(d)	an amendment to the provisions of Section 3.3 to remove or exceed the 10% limit set forth therein; and

(e)	this Section 6.6, respecting matters requiring shareholder approval other than the addition of matters to be subject to shareholder approval.

6.7	Corporate Action

Nothing contained in this Plan or in an Option shall be construed so as to prevent the Corporation from taking any corporate action deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Option, including, with respect to an

Option previously granted, any adjustments to the Exercise Price, Exercise Period or number of Option Shares, provided that any such adjustment is required by any securities exchange or applicable securities laws.

6.8	U.S. Tax Laws

If any provision of this Plan contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause the Participant to recognize income for U.S. federal income tax purposes with respect to any Options before such Options are exercised or to be subject to interest and penalties under Section 409A, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A or causing such income recognition or imposition of interest or penalties.  Moreover, any discretionary authority that the Plan Administrator or any delegate thereof may have pursuant to this Plan shall not be applicable to Options that are subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

6.9	Notices

All written notices to be given by the Optionee to the Corporation shall be delivered personally or by registered mail, postage prepaid, addressed as follows:

Magna International Inc.
337 Magna Drive
Aurora, Ontario L4G 7K1
Attention:  Corporate Secretary
 Fax:  905-726-2603

Any notice given by the Optionee pursuant to the terms of an Option shall not be effective until actually received during regular business hours by the Corporation at the above address.

6.10	Conflicts

The terms and conditions of each Option grant are set out in this Plan and the applicable Option Agreement.  In the event of a conflict between the provisions of this Plan and the provisions of the applicable Option Agreement, the provisions of the Option Agreement shall govern.  In the event of a conflict between the terms and conditions of an Option Agreement and the terms and conditions of an employment or consulting agreement between the Optionee and the Corporation or a Subsidiary, as applicable, the terms and conditions of the Option Agreement shall govern unless the applicable terms of such employment or consulting agreement have been approved by the Board or the Committee.

6.11	Prior Plan

The Prior Plan terminated effective on ratification of this Plan by shareholders, such that no further grants of options or other awards shall be made thereunder.  Notwithstanding the foregoing, the termination of the Prior Plan shall have no effect on outstanding options or other awards granted thereunder, all of which shall continue in full force and effect in accordance with their terms and conditions and the terms and conditions of the Prior Plan and the applicable option agreements.

APPROVED BY THE BOARD:	November 5, 2009

RATIFIED BY SHAREHOLDERS:	May 6, 2010

AMENDED AND RESTATED BY THE BOARD:	August 8, 2013

SCHEDULE A
 Stock Option Agreement

MAGNA INTERNATIONAL INC. (the “Corporation”) hereby grants to the Optionee named below (the “Optionee”) an option (the “Option”) to purchase, in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the 2009 Stock Option Plan (the “Plan”) of the Corporation dated November 5, 2009 and ratified by the Corporation’s shareholders on May 6, 2010, the number of Common Shares in the capital of the Corporation (“Shares”) at the price per share set forth below:

Name of Optionee: __________________________________________________

Type of Participant: _________________________________________________

Grant Date: ________________________________________________________

Expiry Date: _______________________________________________________

Total Number of Shares Subject to Option: ________________________________

Exercise Price: ______________________________________________________

Vesting: __________________________________________________________

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Option Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Subject to the Plan and unless otherwise determined by the Plan Administrator at the time of granting an Option, each Option is exercisable in the installments set forth in Section 4.4 of the Plan.

3.	In no event is the Option granted hereunder exercisable after the expiration of the relevant Exercise Period, other than an extension to 10 business days after the end of a Blackout Period if the Expiry Date would otherwise fall within, or within two days after the end of a Blackout Period.

4.	No fractional Shares shall be issued on the exercise of the Option granted hereunder. If, as a result of any adjustment to the number of Shares issuable on the exercise of the Option granted hereunder pursuant to the Plan, the Optionee would be entitled to receive a fractional Share, the Optionee has the right to acquire only the adjusted number of full Shares and no payment or other adjustment shall be made with respect to the fractional Shares so disregarded.

5.	Nothing in the Plan or in this Option Agreement shall affect the Corporation’s right, or that of a Subsidiary, to terminate the employment of, term of office of, or consulting agreement or relationship with an Optionee at any time for any reason whatsoever. Upon such termination, an Optionee’s rights to exercise Options shall be subject to restrictions and time limits for the exercise of Options. Complete details of such restrictions are set out in the Plan, including Sections 4.6 and 4.7 of the Plan.

6.	Each notice relating to the Option, including the exercise thereof, must be in writing. All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the Corporate Secretary. All notices to the Optionee shall be addressed to the principal address of the Optionee on file with the Corporation. Either the

Corporation or the Optionee may designate a different address by written notice to the other.  Such notices are deemed to be received, if delivered personally, during regular business hours on the date of delivery and, if sent by prepaid, registered mail, on the fifth business day following the date of mailing.  Any notice given by either the Optionee or the Corporation is not binding on the recipient thereof until received.

7.	When the issuance of Shares on the exercise of the Option may, in the opinion of the Corporation, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Corporation reserves the right to refuse to issue such Shares for so long as such conflict or inconsistency remains outstanding.

8.	Subject to Section 4.6 of the Plan, the Options granted pursuant to this Option Agreement may only be exercised during the lifetime of the Optionee by the Optionee personally, and subject to Section 3.6 of the Plan, no assignment or transfer of the Option, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Option whatsoever in any assignee or transferee. Immediately upon any such prohibited assignment or transfer or any attempt to make such prohibited assignment or transfer, the Option granted hereunder terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan.

9.	In the event the Optionee’s employment is terminated for cause while employed by the Corporation or a Subsidiary, all unexercised Options shall be immediately cancelled, in addition to any other remedy which the Corporation or an affiliate may have. For purposes of this Section 9, the term “cause” shall include the following acts committed by the Optionee while employed by the Corporation or a Subsidiary:

(a)	theft, bribery or fraud;

(b)	competing with the business of the Corporation, its operating groups or any other of the Corporation’s affiliates;

(c)	soliciting for employment any employees of the Corporation, its operating groups or any other of the Corporation’s affiliates; or

(d)	disclosing confidential information which is material to the Corporation and/or its affiliates,

10.	The Optionee hereby agrees that any rule, regulation or determination, including the interpretation by the Plan Administrator of the Plan, the Option granted hereunder and the exercise thereof is final and conclusive for all purposes and binding on all persons including the Corporation and the Optionee.

11.	This Option Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party submits to the exclusive jurisdiction of the competent courts within the Province of Ontario in any action, application, reference or other proceeding arising out of or related to this Agreement and agrees that all claims in respect of any such actions, application, reference or other proceeding shall be heard and determined in such courts. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding. A final judgment in any such action, application or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law and must not be re-litigated on the merits.

12.	This Agreement ensures to the benefit of and is binding upon the parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees and successors (including any successor by reason of amalgamation of the Corporation) and permitted assigns.

13.	(a)	The Optionee agrees that the “net gain” from any exercise of Options shall be deemed to be income during the year in which the exercise occurs for the purposes of the “Magna Share Investment” paragraph contained in the Optionee’s employment contract with the Corporation or any Subsidiary, if applicable.

The “net gain” shall be:  (i) the product obtained by multiplying the number of Options exercised by the closing price on the applicable stock exchange on the trading day immediately preceding the date of exercise, minus (ii) the Exercise Price and the income taxes incurred by the Optionee attributable to the exercise of the Option.

(b)	Notwithstanding the requirement contained in paragraph 13(a) above, in the event the Optionee ceases to be employed by the Corporation or any of its subsidiaries or affiliates within one year following the date of exercise, the Optionee shall maintain until the one year anniversary of the Option exercise date such number of Shares (including restricted Shares) and/or restricted share units of the Corporation equal in value as measured on the exercise date to the “net gain” calculated in accordance with paragraph 13(a).

[FOR U.S. OPTIONEES:

14.	The Option granted hereby is intended to be an ISO and the Optionee acknowledges and agrees that Section 4.11 of the Plan is applicable to the Option and the Optionee.]

MAGNA INTERNATIONAL INC.

By:  _____________________________
 Authorized Signatory

By:  _____________________________
 Authorized Signatory

I have read the foregoing Option Agreement and hereby accept the Option to purchase Shares in accordance with and subject to the terms and conditions of such Agreement and the Plan.  I understand that I may review the complete text of the Plan by downloading it directly from the Corporation’s website or intranet, or by contacting the Corporate Secretary of the Corporation.  I agree to be bound by the terms and conditions of the Plan governing the award.

Date Accepted	Optionee’s Signature

Optionee’s Name
(Please Print)

SCHEDULE B
 Stock Option Plan Exercise Notice Form – Options

I,                                                     , (print name) hereby exercise the Option to purchase Common Shares of MAGNA INTERNATIONAL INC. (the “Corporation”) at a purchase price of U.S.$/C$             per Common Share.  This Exercise Notice is delivered in respect of the Option to purchase             Common Shares of the Corporation that was granted to me on              pursuant to the Option Agreement entered into between the Corporation and me.

In connection with the foregoing, I enclose a cheque, bank draft or money order payable to the Corporation in the amount of U.S.$/C$                representing payment in full of the Exercise Price, together with applicable withholding taxes.

Please direct the transfer agent to issue a share certificate representing the above shares registered in the name of (print name you wish to appear on share certificate) and deliver to the following registration address:

(print address you wish share certificate to be couriered to).

Date Accepted	Optionee’s Signature